Exhibit 10.2
Share Settled

NOTICE OF AWARD OF PERFORMANCE UNITS
Jackson Financial Inc. (the “Company”), pursuant to its 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”), hereby grants to you a performance unit award (the “Award”) with respect to the number of shares of the Company’s common stock (“Shares”) indicated below in this Notice of Award of Performance Units (the “Notice”). The Award is effective on the grant date indicated below and is subject to the terms and conditions set forth in this Notice and in the Performance Unit Award Agreement attached hereto (the “Award Agreement”) and the Plan, each of which is incorporated by reference. Capitalized terms that are used in this Notice but not defined in this Notice have the meanings given to such terms in the Plan.

Participant:	#ParticipantName#
Grant Date:	#GrantDate#
Performance Units:
You have been granted a target number of #QuantityGranted# Performance Units (the “Target PSUs”) representing the right to receive a number of Shares equal to 0% to 200% of the Target PSUs, subject to adjustment as provided in Section 7 of the Award Agreement.

Settlement Form:	Share settled
Performance Cycle: Vesting Schedule:
The three-year period commencing January 1, 2026 and ending December 31, 2028.
The Performance Units shall vest based on the satisfaction of two conditions: achievement of the Performance Goals specified in Section 4 of the Award Agreement and the Participant’s continued employment with the Company or one or more of its Subsidiaries through the third anniversary of the Grant Date (the “Vesting Date”) and subject further to modification based on the Company’s three-year Relative Total Shareholder Return and, in certain cases, accelerated vesting, all as specified in the Award Agreement.

Performance Goals:
Adjusted Operating Return on Equity
Threshold: 13.1%
Target: 16.4%
Maximum: 19.7%

Net Cash Flow to the Company
Threshold: $1,976,000,000
Target: $3,951,000,000
Maximum: $5,927,000,000

The vesting level otherwise achieved under these Performance Goals will be adjusted based on the Company’s three-year Relative Total Shareholder Return placement as compared to the peer group identified by the Jackson Financial Inc. Compensation Committee for this purpose, as specified in Section 4(f) of the attached Award Agreement; however, in no event shall the vesting level of the Target PSUs exceed 200%.

Please review the Plan and the Award Agreement for important information about the Performance Units. For your Award to be effective, the Award Agreement must be electronically reviewed and accepted on the Fidelity NetBenefits® website at www.NetBenefits.com within three (3) months of the grant date.  If you have any questions regarding the Fidelity NetBenefits® website, you can call 1-800-544-9354.  If you have general inquiries on your Award, please contact compensation@jackson.com.

Attachment:     Performance Unit Award Agreement

PERFORMANCE UNIT AWARD AGREEMENT
This Performance Unit Award Agreement (the “Award Agreement”) contains the terms and conditions of the Performance Units granted by the Company to the Participant indicated in the Notice of Award of Performance Units to which this document is attached (the “Notice”) and constitutes a binding agreement by and between Jackson Financial Inc. (the “Company”), and the employee whose name is set forth on the Notice (the “Participant”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Jackson Financial Inc. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”).
1.Grant of Performance Units. The Company grants to the Participant, effective as of the grant date set forth on the Notice (the “Grant Date”), the number of target Performance Units set forth in the Notice (the “Target PSUs”). The Target PSUs represent the unfunded, unsecured right of the Participant to receive either Shares or a cash payment, as applicable, that is equal to the Fair Market Value of such Shares, in accordance with the Settlement Form identified in the Notice, in such number and at such times as determined pursuant to the Notice and this Award Agreement. The Target PSUs are also subject to the terms and conditions of the Notice and the Plan, which are incorporated by reference herein.
2.Vesting of Target PSUs; Effect of Termination of Employment.
(a)Vesting. Target PSUs shall generally vest only upon the satisfaction of two conditions: achievement of the performance conditions specified in Section 4 below and satisfaction of the service condition set forth in this Section 2. Except as otherwise provided in this Section 2 or in the Plan or as approved by the Administrator, the Target PSUs that are earned in accordance with the performance vesting schedules set forth in Section 4 and not forfeited pursuant to this Award Agreement, shall vest in accordance with the terms and conditions of this Award Agreement, the Notice, and the Plan, subject to the Participant’s continued employment through the Vesting Date (as defined in the Notice). The Target PSUs that are earned and vested shall be settled as provided in Section 5.
(b)Effect of Termination of Employment. In the event of a Participant’s termination of employment prior to the Vesting Date, outstanding, unvested Target PSUs shall vest or become forfeited as follows (the occurrence of each such event described in Section 2(b)(i)-(iv), a “Vesting Event”):
(i)Death. All of the Target PSUs shall become fully vested on the Participant’s death, subject in each case to the Participant’s continued employment with the Company or its Subsidiary through such date;
(ii)Disability. If the Participant’s employment terminates due to the Participant’s Disability, the number of Target PSUs that become earned and vested shall be based on the actual achievement of the Performance Goals during the entire Performance Cycle (as if the Participant’s employment had continued during the entire Performance Cycle), provided that (1) the Participant remains employed with the Company or its Subsidiary through such employment termination date, and (2) such vesting shall be conditioned on the Participant executing a general release of claims as described in Section 5(b). Any Target PSUs that do not vest pursuant to this 2(b)(ii) shall automatically be forfeited and cancelled; and
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(iii)Without Cause; for Good Reason. If the Participant’s employment is terminated (y) by the Company or its Subsidiary without Cause; or (z) by the Participant for Good Reason (as defined below) then (1) the Target PSUs shall be prorated based on the portion of period between the Grant Date and the Vesting Date that has elapsed through the date of the Participant’s employment termination and the number of prorated Target PSUs that become earned and vested are based on the actual achievement of the Performance Goals during the entire Performance Cycle (as if the Participant’s employment had continued through the entire Performance Cycle), and (2) such pro rata vesting shall be conditioned upon the Participant executing a general release of claims as described in Section 5(b). Any Target PSUs that do not vest pursuant to this 2(b)(iii) shall automatically be forfeited and cancelled; and
(iv)Qualifying Retirement. If the Participant’s employment terminates due to the Participant’s Qualifying Retirement (as defined below), then (1) the number of Target PSUs that become earned and vested shall be based on the actual achievement of the Performance Goals during the entire Performance Cycle (as if the Participant’s employment had continued during the entire Performance Cycle), and (2) such vesting shall be conditioned on the Participant executing a general release of claims as described in Section 5(b) and on the Administrator’s determination that the Participant remains in material compliance with the restrictive covenants set forth in Section 13(b). Any Target PSUs that do not vest pursuant to this 2(b)(iv) shall automatically be forfeited and cancelled.
(v)Any Other Reason. Upon termination of the Participant’s employment before the Vesting Date for any reason other than the Employee’s death, Disability, Qualifying Retirement, termination by the Company without Cause or by the Participant for Good Reason, all Target PSUs shall be forfeited and cancelled as of the effective date of such termination of employment.
(c)Employment. For purposes of this Award Agreement, employment with the Company will be deemed to include employment with, or, if approved by the Administrator, other service to, the Company or the Company’s Subsidiary, but in the case of employment with or service to a Subsidiary, only during such time as such Subsidiary is an affiliate of the Company.
(d)Effect of a Change in Control. Upon the occurrence of a Change in Control, all then outstanding unvested Target PSUs shall be treated as provided in the Plan.
3.Termination for Cause. If the Participant’s employment is terminated for Cause, or if the Participant resigns at such time as the Company could have terminated the Participant’s employment for Cause, then notwithstanding any other provision of this Award Agreement, the Participant will immediately forfeit any remaining Target PSUs, along with any Shares issuable (or cash otherwise payable, as applicable) with respect to such Target PSUs (even if otherwise vested) for which Shares (or cash) have not yet been delivered, and any amounts payable under Section 10(b).
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4.Performance Conditions. The Target PSUs shall vest based on the achievement of the following Performance Goals, as set forth in the schedules below:
(a)Adjusted Operating Return on Equity: The extent to which fifty percent (50%) of the Target PSUs are earned shall be determined by reference to the achievement of Adjusted Operating Return on Equity, as follows:

Adjusted Operating Return on Equity Achievement:	Number of Performance Units Earned (as a percentage of the Target PSUs assigned to this performance goal):
Below threshold	0%
Threshold	50%
Target	100%
Maximum	200%

For this purpose, “Adjusted Operating Return on Equity” means the average of the Adjusted Operating Return on Equity for each fiscal year ending during the Performance Cycle. The Adjusted Operating Return on Equity for a fiscal year is determined by dividing (i) After-tax Adjusted Operating Earnings by (ii) the average of the Adjusted Book Value for the fiscal year. For this purpose, “Adjusted Operating Earnings” and “Adjusted Book Value” have the meanings as defined in Jackson Financial Inc.’s U.S. Securities and Exchange Commission filings.
Adjusted Operating Return on Equity for each of the three (3) years shall be adjusted to exclude (i) the net impact of equity market total returns over the period outside a corridor of 7% above or below the equity market total return assumption under the Company’s business plan, (ii) the impact on spread earnings resulting from movement in the 10-year Treasury rate, relative to the beginning of year rate, of more than 2%, (iii) the impact on net investment income resulting from increases (or decreases) in general account assets resulting from net freestanding derivatives gains (or losses) in excess of $2 billion; and (iv) the impact on earnings related to annual actuarial assumption unlocking.
The Jackson Financial Inc. Compensation Committee (“Committee”) shall adjust the Adjusted Operating Return on Equity to exclude the impact over the Performance Cycle of unusual and nonrecurring significant events, including new business investment; business continuity disruptions including pandemics; restructuring initiatives; mergers, acquisitions and divestitures, including impacts of goodwill and other intangibles; guarantee fund assessments in the event of insurance company liquidations; material litigation and regulatory matters; gains or losses on the extinguishment of debt; and legislative, tax, regulatory, or accounting changes; in such manner as reasonably determined by the Committee to preserve the original economic intent of the award. The Committee may, in addition to the mandatory adjustments enumerated above, make adjustments for those factors enumerated in Section 9.5 of the Plan that are not already contemplated by this Award Agreement.
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(b)Net Cash Flow to the Company: The extent to which fifty percent (50%) of the Target PSUs are earned shall be determined by reference to the achievement of Net Cash Flow to the Company, as follows:

Net Cash Flow to the Company:	Number of Performance Units Earned (as a percentage of the Target PSUs assigned to this performance goal):
Below threshold	0%
Threshold	50%
Target	100%
Maximum	200%

For this purpose, “Net Cash Flow to the Company” means (1) the sum of cash flows to the Company from its operating Subsidiaries in the form of (i) dividends, (ii) return of capital distributions, (iii) interest payments on intercompany surplus notes, (iv) payments related to expense or tax-sharing arrangements, and (v) other similar payments, less (2) capital contributions made by the Company to its operating Subsidiaries other than for new business investments or other strategic initiatives approved by the Board. Net Cash Flow to the Company is distinct from any Company capital actions, such as common stock dividends and repurchases, debt reduction payments and mergers and acquisitions.
The Committee shall adjust for:
(i)the impact of unusual and nonrecurring significant events, including major market dislocations impacting statutory capital levels (i.e., global financial crisis, pandemic, etc.); new business investment; business continuity disruptions; restructuring initiatives; mergers, acquisitions and divestitures, including impacts of goodwill and other intangibles; guarantee fund assessments in the event of insurance company liquidations; material litigation and regulatory matters; and legislative, tax, regulatory, or accounting changes; and
(ii)operating company dividends and distributions well above or below expected levels due to regulatory or other circumstances warranting consideration;
in each case, in such manner as reasonably determined by the Committee to preserve the original economic intent of the award. The Committee may, in addition to the mandatory adjustments enumerated above, make adjustments for those factors enumerated in Section 9.5 of the Plan that are not already contemplated by this Award Agreement.
(c)Straight-line Interpolation. With respect to both Performance Goals, achievement of a Performance Goal in excess of threshold performance and below target performance, or in excess of the target performance and below maximum performance will be calculated by the Administrator by straight-line interpolation between threshold and target performance and between target and maximum performance.
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(d)Determination of Performance Achievement Relative to Performance Goals: As soon as practicable after the end of the Performance Cycle but in any event within sixty (60) days after end of the Performance Cycle, the Administrator shall determine in writing the extent to which the Performance Goals have been achieved (the date on which such determination is made, the “Determination Date”) and the number of Target PSUs that have been earned based on such achievement. In making such determination, the Administrator shall be permitted to exercise any discretion permitted under the Plan.
(e)The “Adjusted Operating Return on Equity” and the “Net Cash Flow to the Company” shall be set forth in the Notice.
(f)Relative Total Shareholder Return Adjustment: The vesting level of the Target PSUs otherwise achieved under the Adjusted Operating Return on Equity and the Net Cash Flow to the Company Performance Goals shall be adjusted based on the placement of the Company’s three-year Relative Total Shareholder Return (“Relative TSR”) as compared to the peer group identified by the Committee for this purpose. The vesting level otherwise achieved shall be adjusted as set forth in the table below.

(a)Relative TSR (b)Performance Quartile Placement	(a)Multiplier (to be applied to final vesting level)
(a)High	(a)120%
(a)2nd – 3rd	(a)100%
(a)Low	(a)80%

For purposes of this Section 4(f), Relative TSR represents the total shareholder return as determined by dividing (1) the sum of (i) the Ending Period Average Price minus the Beginning Period Average Price and (ii) all dividends and other distributions paid on the Company’s common shares during the Performance Cycle, assuming such dividends and other distributions are invested in shares on the ex-dividend date for such dividend or other distribution, by (2) the Beginning Period Average Price. For this purpose:
“Beginning Period Average Price” shall mean the average official closing price per common share of the issuer over the twenty (20) consecutive trading days ending with and including December 31, 2025 (if the applicable day is not a trading day, the immediately preceding trading day); and
“Ending Period Average Price” shall mean the average official closing price per common share of the issuer over the twenty (20) consecutive trading days ending with and including December 31, 2028 (if the applicable day is not a trading day, the immediately preceding trading day).

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The Company’s Relative TSR, along with that of each company in the peer group defined for this purpose, will be ranked in descending order. In the event any member of the peer group liquidates or reorganizes under the United States Bankruptcy Code (U.S.C. Title 11) before the end of the Performance Cycle, such member shall remain in the peer group for purposes of calculating the payout modifier, with its Relative TSR measured over the period up to the point of liquidation or reorganization. If any member of the peer group is acquired by another entity before the end of the Performance Cycle, such member shall be removed from the peer group for purposes of calculating the payout modifier.
The Committee shall make appropriate adjustments to account for extraordinary items affecting the Relative TSR in such manner as reasonably determined by the Committee to preserve the original economic intent of the award. These adjustments include retaining, removing or replacing members of the peer group in the event of merger, reorganization or material change in ownership, legal structure, or business operations of any member of the peer group before the end of the Performance Cycle. Notwithstanding any of the foregoing, in no event shall an adjustment made pursuant to this Section 4(f) cause the vesting level of the Target PSUs to exceed 200%.
5.Delivery.
(a)In the case of the vesting of Target PSUs as described in Section 2(a), or due to a Participant’s death, either one (1) Share, or a cash payment, as specified in the Notice, equal to the Fair Market Value of one (1) Share as of the payment date, as applicable, shall be delivered in respect of each earned and vested Target PSU within thirty (30) days following (i) the occurrence of the Vesting Date, or (ii) the Participant’s death, as applicable.
(b)In the case of the vesting of Target PSUs due to a Vesting Event described in Sections 2(b)(ii) and (iii) (termination due to Disability, termination without Cause or, if applicable, with Good Reason) or, subject to the Participant’s compliance with Section 13(b), due to a Qualifying Retirement, as described in Section 2(b)(iv), either one (1) Share, or a cash payment equal, as specified in the Notice, to the Fair Market Value of one (1) Share as of the payment date, as applicable, will become deliverable in respect of each earned and vested Target PSU, subject to the Participant executing a general release of claims in favor of the Company and its affiliates, directors and officers in a form provided by the Company (“Release of Claims”) and to such release becoming irrevocable within fifty-five (55) calendar days after such termination (such 55-day period, the “Release Period”). Subject to the Participant’s compliance with the Release of Claims as described above, Shares or cash payments deliverable following a termination due to Disability or following a termination without Cause or with Good Reason or due to a Qualifying Retirement will be delivered (i) within thirty (30) calendar days of each applicable Vesting Date that would have otherwise applied to the Participant’s unvested Target PSUs if the Participant had remained employed or, if later, (ii) on the date on which the Release of Claims becomes irrevocable (but if the Release Period spans two (2) taxable years of the Participant, not before the first day of such second taxable year). If the Participant fails to timely satisfy this release requirement, all Target PSUs otherwise vesting under Section 2(b)(ii) and (iii) or pursuant to a Qualified Retirement under Section 2(b)(iv), as applicable (along with any Shares issuable or cash payment payable with respect to such Target PSUs), shall be forfeited and the Participant will have no further rights with respect thereto.
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6.Certain Definitions. For purposes of this Award Agreement and notwithstanding any provision of the Plan to the contrary, the following definitions will apply:
(a) “Cause” means any of the following: (i) the Participant’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony (or comparable classification in a jurisdiction that does not use these terms); (ii) the Participant’s engaging in any conduct that constitutes an employment disqualification under applicable law with respect to a material portion of the Participant’s work duties; (iii) the Participant’s willful or grossly negligent failure to perform his or her material employment-related duties for the Company or a Subsidiary, or willful misconduct in the performance of such duties; (iv) the Participant’s material violation of any Company or Subsidiary policy as in effect from time to time; (v) the Participant’s engaging in any act or making any public statement that materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries; (vi) the Participant’s failure to return to a partial or full-time in-office working environment, as required by the Company, following a remote work arrangement that was temporary in nature; or (vii) the Participant’s breach of any award agreement, employment agreement, or noncompetition, nondisclosure or nonsolicitation agreement to which the Participant is a party or by which the Participant is bound; provided that in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Cause” shall have the meaning, if any, specified in such agreement. A termination for Cause shall be deemed to include a determination by the Committee following a Participant’s termination of employment that circumstances existing prior to such termination would have entitled the Company or one of its Subsidiaries to have terminated such Participant’s employment for Cause. All rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Committee or its designee, or during any negotiations between the Committee or its designee and the Participant, regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of Cause.
(b)“Good Reason” means:
(i)in the case of any Participant who, as of the date of determination is party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual that defines “Good Reason,” the meaning specified in such agreement; or
(ii)if no such agreement exists or if such agreement does not define “Good Reason,” the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the appliable circumstances): (i) a material reduction in the Participant’s base salary; (ii) a material reduction in the Participant’s target annual total cash compensation, which is comprised of base salary, target annual bonus opportunity, and target annual production-related sales compensation (if applicable); or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles. For the avoidance of doubt, to the extent the Company requires a Participant to return to a partial or full-time in-office working environment following a remote work arrangement that was temporary in nature, such required return to office shall not constitute Good Reason. In order for a termination of employment for Good Reason to be effective, the Participant must terminate his or her employment within thirty (30) days following the expiration of the cure period set forth in this Section 6(b)(ii).
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(c)“Qualifying Retirement” means the Participant’s “separation from service” within the meaning of Section 409A of the Code after the Participant (i) has attained a minimum age of fifty (50), and (ii) the sum of the Participant’s age and years of service equals sixty-five (65) or more.
7.Adjustments Upon Certain Events. The Administrator shall, in its sole discretion, make equitable substitutions or adjustments to the number of Shares and the Target PSUs pursuant to Section 4.3 of the Plan.
8.No Right to Continued Employment. Neither the Plan, the Notice nor this Award Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Subsidiaries. Further, the Company (or, as applicable, its Subsidiaries) may at any time dismiss the Participant, free from any liability or any claim under the Plan, the Notice or this Award Agreement, except as otherwise expressly provided herein.
9.No Acquired Rights. The Award has been granted entirely at the discretion of the Administrator. The grant of the Award does not obligate the Company to grant additional Awards to the Participant in the future (whether on the same or different terms).
10.No Rights of a Shareholder; Dividend Equivalent Payments.
(a)The Participant shall not have any rights or privileges as a shareholder of the Company in respect of Target PSUs, which for the avoidance of doubt includes no rights to dividends or to vote, until the underlying Shares have been registered in the Company’s register of shareholders as being held by the Participant.
(b)Section 10(a) notwithstanding, in the event that the record date for an ordinary dividend cash payment on the Shares occurs following the Grant Date and prior to the date on which the Target PSUs are settled, a Dividend Equivalent shall be credited in respect of each Target PSU granted to the Participant hereunder that is then outstanding, in an amount equal to the amount of such cash dividend. The dollar value of each such Dividend Equivalent shall be deemed reinvested in additional Target PSUs (rounded to the third decimal), based on the closing market price of a Share reported for the date the corresponding dividend is payable to shareholders. The additional Target PSU(s) into which the Dividend Equivalent is deemed reinvested shall not be payable unless the related Target PSUs (or portion thereof) become earned and vested, and shall be forfeited to the extent that the related Target PSUs (or portion thereof) are forfeited. For the avoidance of doubt, any such additional Target PSUs shall become earned to the same extent that the related Target PSUs become earned, if at all. Any such additional Target PSUs shall be paid when the related Target PSUs vest, in the same form as the related Target PSUs.
11.Transferability of Target PSUs. The Target PSUs (and, prior to their actual issuance, the Shares) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 11 shall be void and unenforceable.
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12.Withholding; Taxation; Specified Employees.
(a)The Company and the Participant shall cooperate to satisfy applicable federal, state and local income and employment tax withholding requirements applicable to the grant, vesting and settlement of the Target PSUs and any Dividend Equivalents payable under Section 10(b) (the “Required Withholding”). For Share-settled awards, the Company shall withhold from the Shares that would otherwise have been transferred to the Participant in settlement of vested Target PSUs the number of Shares necessary to satisfy the Participant’s Required Withholding unless, subject to the Company’s consent, the Required Withholding shall previously have been satisfied by the Participant or from other amounts payable by the Company to the Participant and, if applicable, shall deliver the remaining Shares to the Participant. The amount of the Required Withholding and the number of Shares to be withheld by the Company, if applicable, to satisfy Participant’s Required Withholding, as well as the amount reflected on tax reports filed by the Company, shall be based on the then Fair Market Value of the Shares. The obligations of the Company under this Award Agreement will be conditioned on such satisfaction of the Required Withholding.
(b)The Award and this Award Agreement are intended to comply with Section 409A of the Code and should be interpreted accordingly. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Section 12 and the other provisions of this Award Agreement, this Section 12 will govern. Nonetheless, the Company does not guarantee the tax treatment of the Award.
(c)In no event will the Participant be permitted to designate, directly or indirectly, the taxable year of the delivery. To the extent the Award includes a “series of installment payments” as described in Treas. Reg. §1.409A-2(b)(2)(iii), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment. The Award is subject to offset solely to the extent permitted by the Plan and Section 409A of the Code. To the extent any payment under the Award is conditioned on the effectiveness of a release of claims and the period the Participant is afforded to consider the release spans two (2) taxable years of the Participant, payment will be made in the second taxable year.
(d)Notwithstanding anything in this Award Agreement to the contrary, (i) to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(vi) and subject to approval by the Administrator, settlement of the Award may be accelerated to the extent necessary to satisfy employment tax withholding obligations that arise with respect to the Award, and (ii) the Company may terminate this arrangement and deliver Shares hereunder in a manner consistent with Treas. Reg. §1.409A-3(j)(4)(ix).
(e)Notwithstanding any other provisions of this Award Agreement to the contrary, to the extent necessary to comply with the requirements of Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A, delivery of Shares on account of termination of the Participant’s employment with the Company or any Subsidiary may not be made before the date that is six (6) months after the date of such termination of employment (or, if earlier, the date of the Participant’s death).
13.Clawback/Forfeiture; Other Company Policies.
(a)Notwithstanding anything to the contrary contained herein or in the Plan, in consideration for the grant of this Award, the Participant agrees that the Target PSUs and any Shares or cash delivered in settlement of the Target PSUs, including in respect of Dividend
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Equivalents pursuant to Section 10(b), (i) will be subject to the terms of the Jackson Financial Inc. Compensation Clawback Policy, as may be amended from time to time and, in accordance with such policy, may be subject to the requirement that the Shares underlying the Target PSUs or any cash payments made in respect thereof be repaid or returned to the Company after they have been distributed to the Participant, and (ii) will, along with any other equity interests in the Company held by the Participant, be subject to any policy with respect to hedging or pledging of Shares that the Company may have in effect from time to time.
(b)Unless otherwise approved by the Administrator, as a condition to the Qualified Retirement Vesting Event described in Section 2(b)(iii), the Participant shall not, to the extent permitted by applicable law, during the period following a Qualifying Retirement and prior to the Vesting Date, without the prior written consent of the Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity, (i) own any interest in, manage, control, participate in, consult with, render services for, or otherwise be or be connected in any manner with any business competing directly or indirectly with the business of the Company or the business of its Subsidiaries or any other business that the Company and its Subsidiaries have conducted during the one-year period immediately preceding the date of such Qualifying Retirement or has plans to conduct as of the date of such Qualifying Retirement anywhere in the world, or (ii) induce or attempt to induce any customer, supplier, broker, agent, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or interfere in any way with the relationship between any such customer, supplier, broker, agent, licensee or business relation and the Company or any of its Subsidiaries. Accordingly, the Participant agrees that, unless otherwise approved by the Administrator, without limiting any of the Company’s rights pursuant to any clawback or recapture policy that the Company may have in effect from time to time, in the event of the Participant’s violation of any of the covenants contained in this Section 13(b), the Participant will immediately forfeit all unvested Target PSUs held by the Participant, and the Participant will have no further rights with respect thereto.
14.Choice of Law. THE AWARD, THIS AWARD AGREEMENT AND THE NOTICE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE. ANY ACTION TO ENFORCE THE AWARD, THIS AWARD AGREEMENT OR THE NOTICE MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN MICHIGAN. EACH PARTY HEREBY WAIVES THE RIGHT TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
15.Target PSUs Subject to Plan. All of the Target PSUs are subject to the Plan, a copy of which has been provided to the Participant and the terms of which are incorporated herein by reference. Except as set forth in Section 12(b) above, in the event of an inconsistency between any express provision of this Award Agreement and any express term of the Plan, the express term of the Plan shall govern.
16.Entire Agreement; Severability. The Plan, the Notice, and this Award Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of the Notice or this Award Agreement shall be valid unless in writing and signed by the parties hereto. Whenever possible, each provision of this Award Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Award Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any
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jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Award Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
17.Acceptance of Target PSUs and Agreement. The Participant has indicated the Participant’s consent and acknowledgement of the terms of this Award Agreement pursuant to the instructions provided to the Participant by or on behalf of the Company. The Participant acknowledges receipt of the Plan, represents to the Company that the Participant has read and understood the Notice, this Award Agreement and the Plan, and, as an express condition to the grant of the Target PSUs under the Notice and this Award Agreement, agrees to be bound by the terms of the Notice, this Award Agreement and the Plan. The Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a click-through button or checkbox on a website of the Company or a third-party administrator) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of the Notice, this Award Agreement and the Plan is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed this Award Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Award Agreement.
18.Transferability of Shares. Any Shares issued or transferred to the Participant pursuant to the Award shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the Notice, this Award Agreement or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Administrator may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.
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